Exhibit 99.1

Stran & Company Announces Solid Revenue Growth and Profitability for 2021;

Reports Approximately $32 Million in Cash, $40 million of Working Capital and No Long-Term Debt as of December 31, 2021

Conference Call to Be Held Today at 10:00 am ET

Quincy, MA / March 28, 2022 / Stran & Company, Inc. ("Stran" or the "Company") (NASDAQ: STRN) (NASDAQ: STRNW), a leading outsourced marketing solutions provider that leverages its promotional products and loyalty incentive expertise, today provided a business update and reported financial results for the year ended December 31, 2021.

Andy Shape, President and CEO of Stran, commented, “We are pleased to report revenue growth and profitability for 2021. Overall, revenues increased over 5%; however, our recurring organic sales, defined as those sales excluding the U.S. Census program, revenue from the Wildman Imprints asset acquisition, and personal protective equipment (PPE), increased 49.5%, or $10.3 million, from $20.9 million in the year ended December 31, 2020 to $31.2 million in the year ended December 31, 2021. At the same time, our gross profit improved and we achieved profitability for the full year. Heading into 2022 we are off to a strong start and expect to achieve solid double digit year-over-year organic growth in 2022. As an example, in January 2022 we signed a multi-year contract with a large nationally recognized healthcare company to provide incentive products and literature designed to help drive consumer health behaviors, which we expect will drive significant revenue with potential expansion opportunities. This new customer illustrates our shift from largely transactional sales to program offerings with long-term recurring revenue streams. In addition to broadening our customer base, we are also deepening our penetration within existing customers, given our compelling value proposition and comprehensive offering to address the complex marketing needs of our customers. We are especially encouraged by the macro trends, as employees return to the workplace and there are more in-person events.”

“We also remain focused on accretive acquisitions that would be highly synergistic with our existing operations. As an example, we recently acquired GAP Promo, a leading full-service promotional products agency that generated over $7 million of sales in 2021. GAP Promo’s expertise in point of sale, display, racks and more will expand Stran’s reach within the beverage and consumer packaged goods sectors. We expect this transaction to be highly accretive, given GAP Promo’s track record of profitability and the anticipated economies of scale. Given our premier reputation in the industry, including a growing roster of Fortune 500 customers, we believe we are well positioned to expand our market position as a leading provider of outsourced marketing solutions. The promotional products industry alone is valued at over $23 billion, and yet, the market is highly fragmented and comprised of more than 40,000 providers. We believe the market is ripe for consolidation, and our goal is to position Stran at the forefront of the industry. In addition, we are expanding within the broader $387 billion product packaging, loyalty incentive program, printing and tradeshow markets.”

“We ended the year with over $32 million in cash, approximately $40 million of working capital and no long-term debt as of December 31, 2021. As a result, we believe we are well capitalized to accelerate our growth strategy, including investments in new sales and marketing initiatives, while continuing our track record of profitability. Our solid cash position also provides us flexibility and the ability, but not the need, to leverage debt for acquisitions, which we believe is a distinct competitive advantage in this market. Given the strength of our balance sheet, we recently announced a share repurchase program and expect to be in a position to utilize this in the near future. We believe the current volatility in capital markets has created a unique opportunity to drive value for our shareholders through strategic and opportunistic use of this program. We could not be more excited about the outlook for the business and believe 2022 will be a transformative year for the Company.”

Revenue for the year ended December 31, 2021 increased 5.2% to $39.7 million from $37.8 million for the year ended December 31, 2020. The increase was primarily due to higher spending from existing clients as well as business from new customers. Additionally, we benefited from the acquisition of the Wildman Imprints assets in September of 2020. However, these increases in sales were partially offset by the completion of the U.S. Census program in 2020, market saturation of personal protective equipment in 2021, a lack of in-person events, and businesses still not being fully reopened throughout 2021 as a result of the COVID-19 pandemic. Gross profit increased 3.1% to $11.8 million, or 29.8% of sales, for the full year 2021, compared to $11.5 million, or 30.4% of revenue, for the same period last year. The increase in gross profit was due to increased sales and reduced cost of purchases from improvements in sourcing capabilities and buying power, partially offset by an increase in freight costs. Operating loss for the full year 2021 was $438,000, compared to operating profit of approximately $1.5 million for the same period last year. The shift from operating profit in 2020 to operating loss in 2021 was due to an increase in operating expenses, which in turn was due to additional expenses related to the acquisition of the Wildman Imprints assets, the implementation of a new ERP system, the recently completed initial public offering and ongoing public company expenses, and organic growth in our business. Net income for the year ended December 31, 2021 decreased to approximately $235,000, compared to net income of approximately $1.0 million for the same period last year. This decrease was primarily due to the nonrecurrence of sales of $10.5 million from our work on the U.S. Census program in 2020 and the nonrecurrence of sales of $4.0 million from our work on personal protective equipment in 2020; increased expenses in 2021 than in 2020 related to our initial public offering; and higher freight expenses in 2021 compared to 2020. These factors were only partially offset by the increase in sales from 2020 to 2021 of $6.0 million from our September 2020 Wildman Imprints asset purchase and the increase of $10.3 million from recurring organic sales from 2020 to 2021.

Conference Call

Stran will host a conference call today at 10:00 A.M. Eastern Time to discuss the Company’s financial results for the 2021 fiscal year ended December 31, 2021, as well as the Company’s corporate progress and other developments.

The conference call will be available via telephone by dialing toll free 888-506-0062 for U.S. callers or +1 973-528-0011 for international callers and using entry code: 651623. A webcast of the call may be accessed at https://www.webcaster4.com/Webcast/Page/2855/44954 or on the Company’s Investors section of the website: ir.stran.com.

A webcast replay will be available on the company’s Investors section of the website (ir.stran.com) through March 28, 2023. A telephone replay of the call will be available approximately one hour following the call, through April 11, 2022, and can be accessed by dialing 877-481-4010 for U.S. callers or +1 919-882-2331 for international callers and entering conference ID: 44954.

About Stran

Over the past 27 years, Stran has grown to become a leader in the promotional products industry, specializing in complex marketing programs to help recognize the value of promotional products, branded merchandise and loyalty incentive programs as a tool to drive awareness, build brands and impact sales. Stran is the chosen partner of many Fortune 500 companies, across a variety of industries, to execute their promotional marketing, loyalty and incentive, sponsorship activation, recruitment, retention, and wellness campaigns. Stran provides world-class customer service and utilizes cutting-edge technology, including efficient ordering and logistics technology to provide order processing, warehousing and fulfillment functions. The Company’s mission is to develop long-term relationships with its clients, enabling them to connect with both their customers and employees in order to build lasting brand loyalty. Additional information about the Company is available at: www.stran.com.

Forward Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” "will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the final prospectus related to the public offering filed with the SEC and other reports filed with the SEC thereafter. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Contacts:

Investor Relations Contact:

Crescendo Communications, LLC

Tel: (212) 671-1021

STRN@crescendo-ir.com

Press Contact:

Howie Turkenkopf
press@stran.com

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2021	2020
ASSETS
CURRENT ASSETS:
Cash	$32,226,668	$647,235
Accounts Receivable, Net	8,982,768	5,679,580
Deferred Income Taxes	113,000	-
Inventory	5,230,792	2,499,049
Prepaid Corporate Taxes	87,459	-
Prepaid Expenses	623,402	122,516
Security Deposit	299,411	324,927
	47,563,500	9,273,307

PROPERTY AND EQUIPMENT, NET:	615,837	449,972

OTHER ASSETS:
Intangible Asset - Customer List, Net	1,929,294	2,216,128
Due From Stockholder	-	6,748
Right of Use Asset - Office Leases	1,094,778	1,358,517
	3,024,072	3,581,393
	$51,203,409	$13,304,672

LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
Note Payable - Line of Credit	$-	$1,650,000
Current Portion of Long-Term Debt	-	153,133
Current Portion of Wildman Contingent Earn-Out Liability	665,855	402,730
Current Obligation under Right of Use Asset - Office Leases	310,095	299,765
Accounts Payable and Accrued Expenses	4,983,496	3,267,933
Accrued Payroll and Related	836,915	1,021,971
Corporate Income Taxes Payable	-	231,980
Unearned Revenue	721,608	564,227
Rewards Program Liability	43,878	173,270
Sales Tax Payable	106,824	73,010
Note Payable - Wildman	162,358	162,358
	7,831,029	8,000,377

LONG-TERM LIABILITIES:
Long-Term Debt, Net of Current Portion	-	766,829
Long-Term Wildman Contingent Earn-Out Liability	976,078	1,850,960
Long-Term Obligation under Right of Use Asset - Office Leases	784,683	1,058,752
	1,760,761	3,676,541

STOCKHOLDER'S EQUITY:
Common Stock, $.0001 Par Value; 300,000,000 Shares Authorized, 19,753,852 and 10,000,000 Shares Issued and Outstanding as of December 31, 2021 and 2020, respectively	1,976	1,000
Additional Paid-In Capital	39,747,649	-
Retained Earnings	1,861,994	1,626,754
	41,611,619	1,627,754
	$51,203,409	$13,304,672

STATEMENTS OF EARNINGS

FOR THE YEARS ENDED DECEMBER 30, 2021 AND 2020

	Twelve Months Ended December 31, 2021	Twelve Months Ended December 31, 2020

SALES	$39,702,714	$37,752,173

COST OF SALES:
Purchases	23,972,797	24,167,798
Freight	3,893,847	2,099,511
	27,866,644	26,267,309

GROSS PROFIT	11,836,070	11,484,864

OPERATING EXPENSES:
General and Administrative Expenses	12,273,949	9,994,891
	12,273,949	9,994,891

EARNINGS (LOSS) FROM OPERATIONS	(437,879)	1,489,973

OTHER INCOME AND (EXPENSE):
Other Expense	(83,148)	-
Other Income	15,366	10,000
PPP Loan Forgiveness	770,062	-
Interest Expense	(136,661)	(49,457)
	565,619	(39,457)

INCOME BEFORE INCOME TAXES	127,740	1,450,516

PROVISION FOR INCOME TAXES:	(107,500)	422,236

NET EARNINGS	235,240	1,028,280

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